EDWARD D. JONES & CO., L.P.

and

TOWRY LAW FINANCE COMPANY LIMITED

and

EDWARD JONES LIMITED

TRANSITIONAL SERVICES AGREEMENT

THIS AGREEMENT is made 12th day of November 2009

BETWEEN:

1. **EDWARD D. JONES & CO., L.P.** whose registered office is at 12555 Manchester Road, St. Louis, Missouri 63131, United States a Missouri registered limited partnership (the "**Seller**");

AND

2. **TOWRY LAW FINANCE COMPANY LIMITED** whose registered office is at Towry Law House, Western Road, Bracknell, RG12 1TL, United Kingdom (registered in England No. 05721344) (the **"Purchaser"**);

AND

3. **EDWARD JONES LIMITED** whose registered office is at 11 Westferry Circus, Canary Wharf, London E14 4HH (registered in England No 03403976) (the "**Company**")

WHEREAS:

(A) The Seller has agreed to sell and the Purchaser has agreed to purchase the entire issued share capital of the Company on the terms and subject to the conditions of an Agreement dated 22 October 2009 (the "**SPA**").

(B) This Agreement is the Transitional Services Agreement referred to in the SPA and sets out the terms relating to transitional services to be provided by the Seller to the Company, at the request of Purchaser, to assist the Purchaser in an orderly transfer of the business carried on by the Company.

NOW IT IS HEREBY AGREED as follows:

1. Interpretation

1.1 In this Agreement and its Schedules terms defined in Clause 1.1 of the SPA shall bear the same meanings and the interpretation provisions of Clause 1.2 of the SPA shall apply as if expressly restated herein. In addition in this Agreement:

"Applicable Law" means all applicable laws, statutes, rules, regulations, directives, edicts, by-laws and codes of conduct and mandatory guidelines which have legal effect, whether local, national, international or otherwise existing from time to time, together with any other similar instrument having legal effect in the relevant circumstances;

"Branch Accounting Services"	means the branch accounting services specified in Schedule 3;
"Charges"	means the charges specified in Clause 15.1(B) only;
"Client Programs"	means the client support software licensed to the Seller for use on the Seller System as identified in Schedule 2, to which the Company may have access under the terms of the Seller System Access, in accordance with this Agreement.
"Clients"	means the clients of the Company, whether on or at any time after the Completion Date during the Transition Period;
"Finance Services"	means the finance services specified in Schedule 1;
"Force Majeure"	means any act of God, fire, act of government or state, war, civil commotion, insurrection, embargo or prevention from or hindrance in obtaining any energy or other similar supplies (but, in each case, only to the extent that the same is outside the relevant party's reasonable control);
"HR Services"	means the human resource services specified in Schedule 7;
"Identified Secondee"	shall have the meaning set out in Schedule 8;
"IS Services"	means the information systems services specified in Schedule 4;
"IT Systems"	means information technology systems (including, without limitation, hardware, software and networks);
"Long Term Secondee"	shall have the meaning set out in Schedule 8;
"Operations Services"	means the operations services specified in Schedule 5;
"Research Services"	means the research services specified in Schedule 6;
"Responsible Leader"	means the individuals identified as the responsible leader for the Seller and the Company in respect of each of the Services, or any substitute for such individual from time to time;
"Secondment Period"	shall have the meaning given in Clause 16.1;
"Seller Employees"	means the individuals specified in Schedule 8, each of whom is employed as at the Completion Date by either the Seller or a member of the Retained Group;
"Seller System"	means the Seller's information system, being part of the

Retained IT;

"Seller System Access"	means the access to the Seller System and the Client Programs provided to the Company under the terms of Clause 5;
"Services"	means each of the Branch Accounting Services, the HR Services, the Finance Services, the IS Services, the Operations Services, the Research Services and the Seller System Access;
"Service Failure"	shall be as defined in Clause 9.4;
"Service Permits"	shall be as defined in Clause 7;
"Service Term	means the period in which any Service is to be provided under the terms of this Agreement as set out in the Agreement or the applicable Schedule;
"System Adjustment"	means (i) any planned maintenance, upgrade or amendment to the Seller System; (ii) any amendment or adjustment to the Seller System or the Client Programs required in connection with (a) the commencement of the provision of the Services hereunder as at the Completion Date or thereafter; (b) the provision of the Services during the Service Term; or (c) the termination of the Services; (together an **"Adjustment"**) provided that in each case: (A) save in the event of an emergency, the relevant Adjustment has been notified to the Purchaser and the Company in advance; (B) the reasonably anticipated effects of the relevant Adjustment have been explained to the Purchaser and the Company;
"Transition Period"	means the term of this Agreement, which, without prejudice to the termination of any of the Services at any earlier date in accordance with the terms hereof, shall expire on the expiry of a period of nine months after the Completion Date;
"30 Day Secondees"	shall have the meaning set out in Schedule 8;
"60 Day Secondees"	shall have the meaning set out in Schedule 8;

"90 Day Secondees" shall have the meaning set out in Schedule 8;

2. Domain names

2.1 The Seller shall

(A) for the period of 90 (ninety) days following the Completion Date maintain in operation the website located under www.edwardjones.co.uk (the "**Website**") provided that with effect from the Completion Date the Seller shall amend the Website to identify the change of ownership of the Company and to delete any references to the Seller or the Retained Group and any marketing effected on behalf of the Retained Group.

(B) for the period from the expiry of such ninety day period (referred to in sub-clause (A)) until the end of the Transition Period the Seller shall put in place an automatic redirect from the Website to such website relating to the business of the Purchaser as may be designated by the Purchaser for such purpose. On the expiry of the Transition Period the Seller shall be under no further obligation to maintain any website under the name www.edwardjones.co.uk or any other domain name previously used by the Company.

(C) with effect from the Completion Date for the term of the Transition Period the Seller shall insert on the website at www.edwardjones.com a redirect to the Website or such other website relating to the business of the Purchaser, designated by the Purchaser under subclause (B) above.

2.2 In the event that the Company requests any change to the Website (including any updates to branch finder or advisor services) or to the terms of redirect set out in this Clause 2 and the Seller considers that such change will incur material cost, the Seller shall notify the Company of the anticipated cost and if the Company requests the Seller to effect such change the Company shall promptly reimburse to the Seller such reasonable costs incurred.

3. Trade Name

3.1 With effect from the Completion Date the Seller hereby grants to the Company a non exclusive royalty free license to use the Trade Name on signage (in the manner in which it is used at the Completion Date only) for a period of 180 (one hundred and eighty) days following the Completion Date.

3.2 With effect from Completion, Seller hereby grants to Company a non exclusive, royalty-free licence to use the Trade Name on letterhead, marketing materials and communications for such period (not exceeding the Transition Period) in which such licence may be required in connection with the receipt or delivery on to Clients, of the Services under the terms of this Agreement or otherwise for the period (not exceeding 180 days) reasonably required by the Company, solely for

use in the ordinary course of its business to indicate continuity of business to Clients provided that such use is accompanied, as soon as reasonably practical, by a notice that there has been a change of ownership in the Company (the form of such notice shall be subject to the consent of the Seller (such consent not to be unreasonably withheld or delayed)).

3.3 For the avoidance of doubt, any communications to Clients processed by the Seller in the performance of any of the Services may continue to bear the Trade Name, subject to such provisions notifying the Client of the change of ownership as may be agreed by the Parties in connection with such communications.

4. Retained IP

4.1 With effect from Completion, Seller hereby grants to Company a non exclusive, royalty-free licence to use the Retained IP on letterhead, marketing materials and communications for a period (not exceeding the Transition Period) in which such license may be required in connection with the receipt or delivery on to Clients, of the Services under the terms of this Agreement or otherwise for the period (not exceeding 180 days) reasonably required by the Company, solely for use in the ordinary course of its business to indicate continuity of business to Clients

4.2 For the avoidance of doubt, communications provided by the Seller in the provision of the Services may use Retained IP.

5. Seller System Access

5.1 The Seller shall provide the Seller System Access to the Company Individuals and the New Users in accordance with clause 5.2, for a period (not exceeding the Transition Period) in which it may be required in connection with the receipt or delivery on to Clients, of the Services (other than Seller System Access) under the terms of this Agreement.

5.2 The Seller System Access shall be provided to

(A) such individuals who have access to the Seller Systems immediately prior to the Completion Date (**"Company Individuals"**) by means of access log in and passwords provided by the Seller to such Company Individuals. The Seller shall be entitled by prior notification to each Company Individual (i) to change the log in and password from that applicable prior to Completion as reasonably required by the Seller at any time during the Service Term and (ii) to amend the access of such Company Individual as reasonably required in the event that any Service is terminated and thus that Company Individual no longer requires access to such of the Client Programs as relate to such Service; and

(B) to such additional individuals as may be notified by the Company to the Seller during such Service Term, such notification to provide (i) all such details of the individual as may reasonably be required by the Seller for security purposes, (ii) the purpose for which the individual requires Seller System Access and (iii) the Client Programs to which he requires access for such purpose. The Seller shall review each such notification and if the Seller agrees to provide Seller System Access to such individual (such agreement not to be unreasonably withheld or delayed) the Seller shall notify the individual of the log in and password provided to him (thereafter such individual shall be a "**New User**" for the purposes of this Agreement).

5.3 The Company shall procure that each Company Individual and New User;

(A) complies fully with all Seller's security requirements imposed on users of the Seller System as notified to the Company Individuals and New Users from time to time;

(B) enters into such direct confidentiality undertaking with the Seller as the Seller may reasonably require from time to time in order to protect the confidentiality of the Seller System and any Retained Information; and

(C) uses all reasonable endeavours to protect the Seller System from third parties and any virus, worms or other computer software code intended or designed to facilitate unauthorised access or damage or disrupt the normal operation of the Seller.

5.4 If a Company Individual or New User does not comply with the provisions of Clause 5.3 (save for a non-material technical breach) (a "**Non Compliant User**") the Seller shall be entitled by notification to the applicable Non Compliant User and the Company, to terminate the Seller System Access granted to such Non Compliant User.

6. IT Systems

6.1 The Company shall grant to Seller the right to continue to access the Information Technology only to the extent to which it had such access prior to Completion and only to the extent such access is reasonably required by the Seller to supply the Services to the Company or to enable the Company to receive the Services provided that no such right shall continue after the expiry of the applicable Service Term or the end of the Transition Period.

6.2 Without prejudice to the terms of Clause 5, in order to prevent unauthorised access to or use of any IT Systems:

(A) each Party shall co-operate in any reasonable security arrangements that the other Party considers necessary to prevent any unauthorised access to its IT Systems or data;

(B) each Party shall comply with the written security measures and procedures that are in place immediately prior to the Completion Date in respect of the IT Systems operated by any of the other Parties;

(C) each Party shall review (on a monthly basis) access authorisations granted and remove access privileges in a timely manner once they are redundant; and

(D) each Party shall use reasonable endeavours to protect the each other Party's IT Systems, from third parties and any virus, worms or other computer software code intended or designed to facilitate unauthorised access or damage or disrupt the normal operation of IT Systems.

7. Service Permits

7.1 From the date of this Agreement, the Seller shall use all reasonable endeavours to obtain and maintain for the applicable Service Term, any consents, licenses or authorisations required from any third party in order for the Seller to provide the Seller System Access or otherwise any of the Services or required for the Company to receive any of the Services under the terms of this Agreement (the "**Service Permits**").

7.2 The Seller shall keep the Company informed as to its progress in obtaining any Service Permits.

7.3 The Company and the Purchaser shall promptly provide such information and assistance as the Seller may reasonably require in connection with obtaining or maintaining any Service Permit.

7.4 If any Service Permit is not obtained or is refused or any third party in connection with any Service Permit requires the Company to be a party to any agreement or license or requires payment of any additional fee in connection with any Service Permit,

(A) the Seller shall promptly notify the Company; and

(B) the Seller shall provide such information as the Company may reasonably require, if applicable, to enable the Company to seek to obtain any such required agreement or license or to effect payment of any such required fee, such that the Service Permit may be obtained; and

(C) the Seller shall provide such information as the Company may reasonably require to enable the Company to obtain services equivalent to any Service from a third

party and will assist as reasonably required in the migration of data from the Seller System to any such third party; and

(D) for the avoidance of doubt the Seller shall have no authority to enter into any such agreement for or on behalf of the Company and shall not be liable in any manner for payment of any such additional fee.

7.5 None of the Seller, the Purchaser or the Company will unreasonably do or omit to do anything which would cause any relevant third party to refuse to grant or to terminate or revoke any Service Permit.

7.6 The Seller shall not be liable in any manner for any failure to supply any Service or part thereof to the extent to which such failure arises from the non availability of any Service Permit required for the supply of such Service or part thereof provided that Seller has complied with its obligations under Clause 7.4, save that nothing under this clause 7.6 shall exclude liability for the Seller's wilful default.

8. Services

8.1 The Seller shall provide the Branch Accounting Services to the Company for the period from Completion to the date specified in Schedule 3 in accordance with and on the terms of Schedule 3.

8.2 The Seller shall provide the HR Services to the Company for the period from Completion to the date specified in Schedule 7 in accordance with and on the terms of Schedule 7.

8.3 The Seller shall provide the Finance Services to the Company for the period from Completion to the date specified in Schedule 1 in accordance with and on the terms of Schedule 1.

8.4 The Seller shall provide the IS Services to the Company for the period from Completion to the date specified in Schedule 4 in accordance with and on the terms of Schedule 4.

8.5 The Seller shall provide the Operations Services to the Company for the period from Completion to the date specified in Schedule 5 in accordance with and on the terms of Schedule 5.

8.6 The Seller shall provide the Research Services to the Company for the period from Completion to the date specified in Schedule 6 in accordance with and on the terms of Schedule 6.

8.7 If there are any services which were provided by the Seller to the Company prior to the Completion Date, which have not been specifically set out in the

Schedules to this Agreement, but which are necessary for the Company to continue its business, the Seller shall use all reasonable endeavours to provide such services under and subject to the terms of this Agreement, provided that the Company pays for its reasonable costs in so providing.

9. Service Standards

9.1 The Seller shall promptly inform the Purchaser, in writing, of any incidents of which it is aware and which cause, or may be reasonably likely to cause, a material disruption in the Services, or a material security breach in connection with the obligations of the Seller in the provision of the Services.

9.2 The Seller shall use all reasonable endeavours to provide the Services in accordance with the standard, scope and manner of services provided by the Seller to the Company prior to the Completion Date, provided that the Company acknowledges that System Adjustments will be required as at the Completion Date and thereafter in connection with the Services.

9.3 The Seller shall report to the Company in respect of each of the Services as agreed between the Responsible Leaders.

9.4 If at any time the Seller shall fail to provide any Service (or part thereof) to the standard of service provided by the Seller to the Company prior to the Completion Date, save where such failure arises due to Force Majeure ("a **Service Failure**"), the Seller shall, (save where such Service Failure only arises by reason of a Service Adjustment, in the manner and to the extent previously notified to the Company):

(A) provide the Company with a plan to correct or work around the error or fault; and

(B) deploy all such additional resources and take such remedial action as may reasonably be necessary to rectify or to prevent the Service Failure from recurring.

9.5 Should a Service Failure continue for more than 48 hours or, following a purported resolution Company reasonably believes that the reason for the failure has not been corrected or a work around implemented, then:

(A) Company shall provide the Seller with a request in writing for a remediation meeting to occur within 24 hours. The remediation meeting shall be attended by the Responsible Leaders;

(B) if the failure continues following such meeting the Responsible Leaders shall meet and continue meeting every 24 hours until the issue between the parties has been resolved.

10. Rules and Regulations

10.1 Each Party agrees to comply with any reasonable and generally applicable rules regarding access to the other Party's physical premises.

10.2 Each party shall perform its obligations in connection with the Services in compliance with all Applicable Law, provided that no party makes any representation or warranty that the performance by it of its obligations under or in connection with this Agreement are such as will enable the other party to meet its obligations under Applicable Law.

11. Meetings and Reports

11.1 Each month during the Transition Period (or at such other frequency as the Seller and Purchaser may agree) the Seller and Purchaser shall procure that their respective Responsible Leaders shall meet (whether in person or by telephone) to discuss the provision and the receipt of the Services and to consider reports which monitor and review the delivery of the Services for which they are responsible. The Responsible Leaders shall agree any action points resulting from a meeting or report and note them accordingly.

11.2 Following each of these meetings, the Seller shall report to the Company in respect of each of the Services, in the manner and format as has been agreed between the Responsible Leaders during the meeting which has taken place pursuant to Clause 11.1.

12. Data and Information

12.1 During the period in which any Service may be provided under the terms of this Agreement, the Company shall by means of the Seller System Access have access to all Business Information on the Seller System relating to such Service.

12.2 On termination of any of the Services or if later on expiry of the Transition Period, the Seller will deliver to the Company in such format and in such manner as may reasonably be agreed all Business Information held on the Seller System in connection with such Service (subject to the right of the Seller to retain a copy under the terms of Clause 12 of the SPA).

12.3 In the event that the Seller shall obtain any Business Information after the expiry of the Transition Period it shall promptly forward the same to the Company together with such other information (including any tax statements for the UK tax year 2010/2011, if applicable) as the Company may reasonably require from the Seller relating to such after acquired Business Information. Seller hereby grants to Company a non exclusive, royalty-free licence to use the Trade Name only to the extent reasonably necessary to provide Clients with such information as may

be provided to the Company under this Clause 12.3 after the term of the licence granted under Clause 3.2 has expired.

12.4 The Services provided under this Agreement may include administrative services relating to Company's regulatory obligations; however, and notwithstanding anything contained in this Agreement or any other agreement between the Parties, the provision of the Services hereunder (including any such services relating to Company's regulatory obligations) shall not imply and Company and Purchaser expressly acknowledge and agree that Seller is not responsible for regulatory or legal compliance of Company or Purchaser related to the Company's business.

13. Data Protection

13.1 Seller agrees to:

(A) take appropriate technical and organisational measures against the unauthorised or unlawful processing of personal data received under or in connection with this Agreement (the "**Data**") and against accidental loss or destruction of, or damage to, the Data; including by:

(i) taking reasonable steps to ensure the reliability of any employees who have access to such Data; and

(ii) by ensuring a level of security appropriate to the harm that may result from such unauthorised or unlawful processing or accidental loss, destruction or damage and appropriate to the nature of such Data;

(B) process the Data only in accordance with the Company's instructions (without prejudice to any other provision of this Agreement); and

(C) provide to the Company such information regarding compliance with the preceding sub-clauses of this clause as it may from time to time reasonably require to enable it to comply with its obligations as the data controller in respect of the Data.

13.2 The Seller shall act as a data processor in connection with personal data processed by it in the provision of the Services and shall not be or be deemed to be a data controller in any respect in connection with any such personal data.

13.3 Terms and expressions used in this Clause 13 shall have the same meanings as given in the Data Protection Act 1998.

14. Migration Planning

Seller shall, from the date of this Agreement, provide to Purchaser, all information as may reasonably requested by Purchaser in connection with each of the Services, to assist the Purchaser and the Company in preparation for the expiry of the applicable Service Term

15. Payment

15.1 In consideration of the Seller supplying the Services and the performance by the Seller of its obligations under the terms of this Agreement, the Company shall pay to the Seller;

(A) as a fee for the Seller executing this Agreement and providing certainty to the Purchaser and the Company as to the availability of transitional services, the total aggregate sum of £1,000,000 (one million pounds) payable in three instalments of £333,333.33 each ("**Instalment Payments**"), the first Instalment Payment shall be paid on the date which is seven (7) months after the Completion Date, the second Instalment Payment shall be paid on the date which is eight (8) months after the Completion Date and the third and final Instalment Payment shall be paid on the date which is nine (9) months after the Completion Date (subject to receipt by the Company of an invoice in respect of each Instalment Payment on or before the due date for payment);

(B) in respect of the Services:

(i) for the Seller System Access, the Charges specified in Schedule 2;

(ii) for the Branch Accounting Services, the Charges specified in Schedule 3;

(iii) for the HR Services, the Charges specified in Schedule 7;

(iv) for the Finance Services, the Charges specified in Schedule 1;

(v) for the IS Services, the Charges specified in Schedule 4;

(vi) for the Operations Services, the Charges specified in Schedule 5;

(vii) for the Research Services, the Charges specified in Schedule 6.

15.2 It is acknowledged that the Charges shall be adjusted, as may be agreed by the parties, in the event that all or any part of any Service is terminated or in the event that the Services shall cease to be provided before the expiry of the Transition Period.

15.3 In addition to the Charges, the Company shall reimburse the Seller for all travel and subsistence expenses reasonably and necessarily incurred by Seller employees or contractors in the performance of the Services, subject to the prior agreement of the Company to the nature and extent of any such expenses and subject to the Seller providing vouchers and receipts in respect of the same.

15.4 In the event that the Seller anticipates that in the provision of the Services it will incur expenses in excess of the expenses budgeted and included in the calculation of the Charges, it will notify the Company of the nature and extent of such expenses and shall not incur such expenses until the parties shall have discussed in good faith and agreed that such expenses should be incurred and agreed which party shall bear the cost of such expenses.

15.5 Save where otherwise stated, the Seller shall invoice the Company monthly in arrears in respect of all sums due under the terms of this Agreement and such sums shall be due and payable in pounds sterling within 30 days after the receipt of such invoice.

15.6 If the Company defaults in the payment when due of any undisputed sum payable under this Agreement, the liability of the Company shall be increased to include interest on the outstanding balance of such sum from the initial date on which that sum was due until the date of receipt of payment (both before and after judgment) at a rate of 2% (two per cent.) per annum above the sterling base rate from time to time of Barclays Bank plc

15.7 The Company shall be entitled to withhold payment in respect of any portion of an invoiced amount (save for any sum due under Clause 15.1(A)) to the extent that such portion is the subject of a bona fide dispute (the "**Disputed Sum**") provided that it notifies the Seller, as soon as reasonably practicable following receipt of the relevant invoice, setting out the basis for the dispute. Following the receipt of such notice, the parties shall seek to resolve such dispute in good faith. The Company shall pay interest on any Disputed Sum which are agreed or finally determined to be payable at a rate of 2% (two per cent.) per annum above the sterling base rate from time to time of Barclays Bank plc from the initial date on which a Disputed Sum was due in accordance with Clause 15.5 until the date of receipt of payment (both before and after judgment).

15.8 All sums invoiced under this Agreement shall be exclusive of VAT.

16. Employees

16.1 The Seller shall with effect from the Completion Date second each of the Seller Employees to the Group on the terms of this Clause 16 provided that, unless otherwise agreed by the Seller and the Purchaser:

(A) the secondment of the 30 Day Secondees to the Group shall terminate no later than 30 days after the Completion Date;

(B) the secondment of the 60 Day Secondees to the Group shall terminate no later than 60 days after the Completion Date;

(C) the secondment of the 90 Day Secondees to the Group shall terminate no later than 90 days after the Completion Date, provided that in respect of the Identified Secondee such period may be extended on a week by week basis by agreement between the Seller and the Purchaser;

(D) the secondment of the Long Term Secondees to the Group shall terminate no later than three months after the Completion Date, provided that the Purchaser shall have the option to extend such period by a further period (not exceeding the duration of the Transition Period) by agreement between the Seller and the Purchaser;

each a **"Secondment Period"**.

16.2 The Seller agrees that a member of the Group may approach the Seller Employees and discuss with each of them employment by a member of the Group and a member of the Group may make an offer of employment to any Seller Employee during the applicable Secondment Period.

16.3 In the event any Seller Employee is offered and accepts employment by the Group during his Secondment Period, the Seller shall waive any notice requirement (if any) under his contract of employment such that such Seller Employee may commence employment with a member of the Group immediately after the acceptance of such offer. The Secondment Period for such Seller Employee shall terminate as of the date of the start of employment with a member of the Group.

16.4 The secondment of any Seller Employee may be terminated by the Purchaser or the Company at any time during his Secondment Period immediately on notice to the Seller and the Seller Employee.

16.5 Each Seller Employee shall continue to work within the business of the Group during his Secondment Period, as a secondee, under the direction of the Company, carrying out duties similar to those carried out by him before Completion and assisting in the transition.

16.6 Unless previously terminated, at the end of the applicable Secondment Period the secondment of each Seller Employee to the Group shall terminate.

16.7 The Long Term Secondees shall assist in the transition of the ownership of the Group from the Seller to the Purchaser.

16.8 The Purchaser, the Company and the Seller acknowledge and agree that each Seller Employee shall at all times during his Secondment Period remain employed by the Seller or a member of the Retained Group and nothing in this Agreement shall be construed to express or imply an employment relationship between a Seller Employee and either the Group or the Purchaser's Group. In particular, the Seller shall be responsible for the payment of all employment costs (including Taxes and national insurance) due in respect of the Seller Employees.

16.9 The Purchaser and the Company shall not take any action or omit to do any thing during the Secondment Period in connection with a Seller Employee, that might reasonably be anticipated (i) to result in any claim by such Seller Employee against his employer under applicable employment law; or (ii) to increase the liability of his employer to him, either during the course of his employment or on any termination of his employment.

16.10 The Company shall pay to the Seller on the last day of each month of the Secondment Periods £15,200 (fifteen thousand two hundred pounds) per Seller Employee per month or such pro rata amount if less than a month.

16.11 The Seller covenants with the Company that the Seller will pay to the Company or to such person as the Company may require an amount calculated on an after-Tax basis equal to all Losses and Taxes (including any amounts payable with respect to remuneration, breach of contract, wrongful dismissal, unfair dismissal, redundancy or under or in connection with any breach of any legislation relating to the employment or engagement of personnel) incurred by the Purchaser's Group or the Group as a result of or in connection (whether directly or indirectly) with:

(A) the employment of any Seller Employee by the Group prior to the Completion Date; or

(B) the secondment of any Seller Employee to the Group during the applicable Secondment Period under the terms of this Clause 16; or

(C) the termination of the secondment of any Seller Employee to the Group under the terms of this Clause 16 during or on the expiry of the Secondment Period.

17. Intellectual Property

17.1 The Seller will not allege, make or pursue any claim against the Purchaser or the Group for infringement of any Intellectual Property owned by the Seller by reason of the use or receipt of the Services under the terms of and in accordance with this Agreement by the Company.

18. Liability

18.1 All representations and warranties, whether express or implied, by statute or otherwise, in connection with the provision of the Services by the Seller to the

Purchaser and the Company under the terms of this Agreement are expressly excluded to the maximum extent permitted by applicable law.

18.2 Save as expressly provided in this Agreement Seller shall not be liable in any manner whatsoever, whether to Company, Purchaser or to any third party (including any Client)

(A) for any Service Failure;

(B) for any failure to provide any Service (or part thereof) where such failure arises due to Force Majeure;

(C) for any defects in the provision of any Service (or part thereof)

save where any such failure or defect arises by reason of wilful or deliberate default by the Seller in the performance of its obligations under the terms of this Agreement.

18.3 Seller's total aggregate liability under or in relation to this Agreement and the provision of the Services under this Agreement (whether in contract, tort (including negligence) or otherwise) shall be limited to the aggregate total sum paid or payable by the Company in Charges under Clause 15.1(B) only, for the Transition Period.

18.4 Purchaser's total aggregate liability under or in relation to this Agreement (whether in contract, tort (including negligence) or otherwise) shall be limited to the aggregate total sum paid or payable by the Company in Charges under Clause 15.1(B) only, for the Transition Period.

18.5 Company's total aggregate liability under or in relation to this Agreement (whether in contract, tort (including negligence) or otherwise shall be limited to the aggregate total sum paid or payable by the Company in Charges under Clause 15.1(B) only, for the Transition Period.

18.6 Nothing contained in this Agreement shall

(A) limit, amend or exclude any right or obligation of the Purchaser or the Seller under the SPA;

(B) limit the liability of either party for death or personal injury caused by the negligence of its employees, contractors or agents.

19. Force Majeure

19.1 Seller shall not in any circumstances be liable to the Company or Purchaser for any loss of any kind whatsoever by reason of any failure or delay in the

performance of its obligations hereunder to the extent resulting from Force Majeure.

19.2 If Seller becomes aware of circumstances of Force Majeure which give rise to or which are likely to give rise to any such failure or delay on its part it shall promptly notify the Company. If the Force Majeure event continues for more than sixty (60) days after the day on which the Force Majeure event starts, then the Purchaser may terminate the affected Services by giving not less than ten (10) days' written notice to the Seller and to the extent that the Company does not receive a Service due to a Force Majeure event, it shall have no obligation to pay the Charges for that Service and may engage at its own cost such third parties as it wishes to provide alternative services.

20. Termination

20.1 Notwithstanding the Service Terms as set out in the Agreement, the Company may terminate any Service provided under the terms of this Agreement (in whole and not in part) by 10 Business Days notice in writing to the Seller provided that notwithstanding the termination of all Service Terms this Agreement shall continue in accordance with its terms for the Transition Period.

20.2 This Agreement shall expire automatically on the expiry of the Transition Period.

20.3 If by reason of any failure or failures of the Seller to provide the Services in accordance with the standard, scope and manner of services provided by the Seller to the Company prior to the Completion Date for a period of time exceeding [five days] in aggregate during the applicable Service Term, however such failure or failures may arise, the Company has been prevented from effecting an orderly migration of the Services and reasonably requires the continuation of all or any part of the Services after the expiry of such Service Term, or if applicable, the Transition Period, the Company shall have the option to extend any Service Term on giving written notice to the Seller, no less than one month prior to the expiry of the applicable Service Term, provided that

(A) such Service Term shall be extended only as may reasonably be required as a result of such failure or failures;

(B) the Company shall pay the Seller's reasonable costs in extending the relevant Service Term and

(C) if such extension of the Service Term so requires, the Transition Period shall be extended by the same period.

20.4 In the event of termination of this Agreement all the rights and obligations of the parties shall forthwith cease, except for those provisions which expressly or by implication are intended to continue without limit in time. Termination of this

Agreement shall not affect any rights, liabilities or remedies arising under this Agreement prior to such termination (including without limitation the obligation to pay the final Instalment payment under Clause 15.1(A)).

21. Assignment

No Party may, without the prior written consent of the other parties, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement in any manner whatsoever.

22. Notices

22.1 A notice under this Agreement shall only be effective if it is in writing and sent through an internationally recognised courier services (e.g. Fedex, TNT, UPS etc.) or by hand.

22.2 Notices under this Agreement shall be sent to a party to this Agreement at its address or number and for the attention of the individual set out below:

Party and title of individual	Address
Seller:	
James Tricarico (Chief Legal Counsel)	
- and –	
Kevin Bastien (Chief Financial Officer)	12555 Manchester Road St. Louis, MO 63131, USA
Purchaser and Company:	
Andrew Fisher (Chief Executive Officer)	
-and-	
Paul Wright (Chief Financial Officer)	6 New Street Square, New Fetter Lane, London EC4A 3BF

Provided that a party may change its notice details on giving notice to the other party of the change in accordance with this clause. That notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

22.3 Any notice given under this Agreement shall be deemed to have been duly given on delivery.

22.4 Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

22.5 The provisions of this clause shall not apply in relation to the service of Service Documents.

23. Entire Agreement

23.1 This Agreement (which shall include as appropriate the references to the SPA contained herein) constitutes the whole and only agreement between the parties relating to the transitional services, being the Services provided hereunder and the other arrangements between the parties post the Completion Date as set out herein. In entering into this Agreement, each party to this Agreement acknowledges that it is not relying upon any pre-contractual statement which is not expressly set out in them.

23.2 Except in the case of fraud, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement.

23.3 For the purposes of this clause, "pre-contractual statement" means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement.

23.4 Nothing contained in this Clause 23 shall limit, amend or exclude any right or obligation of the Purchaser or the Seller under the SPA.

24. Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

25. Contracts (Rights of Third Parties) Act 1999

The parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

26. Waivers, Rights and Remedies

Except as expressly provided in this Agreement, no failure or delay by any Party in exercising any right or remedy relating to this Agreement shall effect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

27. Confidentiality

27.1 Subject to the provisions of clause 27.4 each party to this Agreement shall treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to:

(A) the provisions of this Agreement;

(B) the negotiations relating to this Agreement; and

(C) the subject matter of this Agreement;

27.2 The Purchaser and the Company shall treat as confidential all Confidential Retained Information and all other information obtained as a result of entering into or performing this Agreement which relates to the Retained Group.

27.3 The Seller shall treat as confidential all Confidential Business Information and all information obtained as a result of entering into or performing this Agreement which relates to the Purchaser.

27.4 Notwithstanding the other provisions of this clause, either party may disclose any such confidential information:

(A) if and to the extent required by law or for the purpose of any Proceedings;

(B) if and to the extent required by any securities exchange or regulatory or governmental body (including, without limitation, the US Securities and Exchange Commission, the Financial Industry Regulatory Authority or other U.S. federal or state regulators) or any Tax Authority to which that party is subject or submits, wherever situated, whether or not the requirement has the force of law or any Tax Authority to which that party is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

(C) if and to the extent the information has come into the public domain through no fault of a party to this Agreement;

(D) to the Purchaser's Group and the Retained Group members to the extent required to provide or receive the Services under this Agreement, or to the extent necessary to achieve successful migration;

(E) to its and either the Purchaser's Group or the Seller's Group (as the case may be) professional advisers, auditors and bankers; or

(F) if and to the extent the other party has given prior written consent to the disclosure.

Any such confidential information to be disclosed pursuant to paragraph (A), or (B) shall be disclosed only after notice to the other party (provided that it is reasonable and practical to give such notice prior to the disclosure being made). Any party required to make a disclosure under paragraph (A) undertakes (to the extent the same is not prohibited by applicable law or regulation) to notify the other party prior to making such disclosure in order to facilitate an application by that party for a protective order from the appropriate body. If such protective order is not obtained, the party required to make any such disclosure of confidential information shall disclose only that portion of the relevant confidential information which its legal advisers advise must by law or regulation be disclosed.

27.5 The restrictions contained in this clause shall continue to apply after termination of this Agreement without limitation in time.

28. Counterparts

This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

29. Governing Law

This Agreement shall be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual is to be governed by and determined in accordance with English law.

30. Jurisdiction

30.1 Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration (the "Rules"), which Rules are deemed to be incorporated by reference into this clause. The award of

the arbitrator shall be final and binding and not subject to judicial review. Enforcement of the award may be sought in any court of competent jurisdiction over the parties or their assets. This agreement of arbitration shall survive any termination of this Agreement.

30.2 The arbitration shall be conducted a single arbitrator selected in accordance with the Rules. Absent agreement to the contrary, the arbitration shall be held in London, England.

30.3 To the full extent permitted by law, the parties agree that any service of process or notice of claim of arbitration may be made in accordance with the notice provisions of this Agreement and service by such means shall have the same effect as though service had been made in accordance with applicable laws; the parties agree that service effected as aforesaid shall confer jurisdiction over each party in any arbitral or judicial proceeding.

30.4 Nothing herein shall limit the right of any party to this Agreement to seek to obtain in any court of competent jurisdiction any interim relief or provisional remedy, including injunctive relief. Seeking or obtaining such interim relief or provisional remedy in a court shall not be considered to be a waiver of the agreement to arbitrate hereunder.

In witness whereof this Agreement has been executed by duly authorised signatories of each of the parties on the date set out above

Executed on behalf of **EDWARD D. JONES & CO., L.P.** acting by its General Partner, EDJ Holding Company, Inc. by James D. Weddle (in his capacity as President)	))))))	.... James D. Weddle
Executed on behalf of **EDWARD JONES LIMITED** acting by	)))))	.... Director
Executed on behalf of **TOWRY LAW FINANCE COMPANY LIMITED** acting by	)))))	.... Director

In witness whereof this Agreement has been executed by duly authorised signatories of each of the parties on the date set out above

Executed on behalf of	)	
EDWARD D. JONES & CO., L.P.	)	
acting by its General Partner,	)	....
EDJ Holding Company, Inc. by	)	James D. Weddle
James D. Weddle (in his capacity	)	
as President)	)	

Executed on behalf of	)	
	)	
EDWARD JONES LIMITED	)	
	)	
acting by	)	....
		Director

Executed on behalf of	)	
	)	
TOWRY LAW FINANCE	)	
COMPANY LIMITED	)	
	)	....
acting by		Director

Schedule 1

Finance Services

Pre-Conversion and Conversion Services:

Area	**Key Responsibilities**	**Service Description**
Expenditure Management	Process Accounts Payable Invoices	Processing of accounts payable invoices received by the Seller for shared services; the Company will promptly reimburse the Seller for such paid invoices. Processing the accounts payable invoices received by the Company and forwarded to the Seller for processing. Payment for such invoices shall be drawn from a bank account owned by the Company with authority granted to the Seller.
Payroll	Payroll Processing, Branch P&L Distribution	Processing of all compensation information (including payroll and other compensation elements such as bonuses) for Financial Advisers, Home Office Associates and Branch Office Administrators for provision to the outsourced payroll provider for processing and payment to employees of the Company, drawn from a bank account owned by the Company with authority granted to the Seller. Preparation and distribution of Branch Profit and Loss (P&L) statements.
Commissions	Calculation and processing of commission expenses	Calculation of commission expense amounts payable to Financial Advisers of the Company on commission revenue received during the month and provision of the calculated amounts to the outsourced payroll provider for processing.
Reporting	Financial, Operational, and Regulatory Reporting	Preparation of financial, operational and regulatory reporting. Seller shall perform the month end close process and prepare the financial statements and analysis. The monthly financial package will include, but not be limited to, the balance sheet, income statement, trial balance, fluctuation analysis, key measures and financial results memo. Preparation of operational reporting; the monthly operational reporting package will include, but not be limited to, client pounds invested, same store sales and securities revenue. On a daily basis, a daily trade revenue estimate will be prepared and distributed to the Company. Preparation of the regulatory reporting for the Company to review and approve for the Company to file with the FSA. This will include the financial regulatory reports set out in the UK Regulatory Reporting Deadlines 2009/2010 schedule at IDDN 23.9.

Area	Key Responsibilities	Service Description
		Preparation of a weekly estimate of regulatory capital and capital requirements for the purpose of monitoring. Calculation of the daily client money requirement; the funding of short fall or excess client money shall be drawn from or received into a bank account owned by the Company with authority granted to the Seller. Documentation of the calculation to be provided to the Company daily for their evidence of review. Assistance at the direction of the Company and/or the Purchaser for any external audit or regulatory examination. Direct audit costs will be the responsibility of the Company. From the time the Company begins to transition client accounts from Tarot to SEI, the ability to provide complete financial and operational information, regulatory reporting and to calculate the daily client money requirement will be limited, unless the Company makes arrangements with the Seller to provide the information from their systems to be included.
Reporting	Financial, Operational, and Regulatory Reporting	For conversion, assist with planning of the conversion of client accounts from the Tarot operating system. Provide accounting support and review of operational reports during conversion to ensure all client assets and balances have been converted off the Tarot operating system.
Tax	Tax Reporting	Preparation of VAT returns on behalf of the Company through October 31, 2009. Seller is aware of tax law changes that become effective January 1, 2010, however we have not determined impact to our processes or modified our systems to accommodate any changes. Seller will coordinate efforts to provide Purchaser the information to transition the return preparation in an orderly and efficient manner. Preparation of the corporate tax computations and returns fro the year ended 31 December 2009 at the cost of the Company and/or the Purchaser for any external tax compliance or consulting.
Treasury	Cash Management, Bank Reconciliations	Make cash movements as authorized by the Company from a bank account owned by the Company with authority granted to the Seller. Prepare bank reconciliations according to a schedule agreed upon between the Company and the Seller.
Administrative Services	Security and Life Safety, Mail Services, Distribution Services, Print	Provide security and life safety services to the Company while resident in the home office in Canary Wharf. Branch consulting for security and life safety issues. Provide leadership and support, vendor oversight,

Area	Key Responsibilities	Service Description
	Services	functional expertise and process oversight for mail, distribution and print services.

In the event the Seller is responsible from a payroll perspective for calculating, processing and communicating a significant amount of redundancy packages during a given month, additional support will be needed. The Seller will increase the pricing by £2,700 per month for this service.

Charges: the sum of £28,700 per month

Post- Conversion Services

Area	Key Responsibilities	Service Description
Expenditure Management	Process Accounts Payable Invoices	Processing of accounts payable invoices received by the Seller for shared services; the Company will promptly reimburse the Seller for such paid invoices. Processing the accounts payable invoices received by the Company and forwarded to the Seller for processing. Payment for such invoices shall be drawn from a bank account owned by the Company with authority granted to the Seller.
Payroll	Payroll Processing, Branch P&L Distribution	Processing of all non-commission based compensation information (including payroll and other compensation elements such as bonuses) for Financial Advisers, Home Office Associates and Branch Office Administrators for provision to the outsourced payroll provider for processing and payment to employees of the Company, drawn from a bank account owned by the Company with authority granted to the Seller.
Reporting	Financial Reporting	Provide the Company financial information for such items processed on the Sellers accounting systems necessary to enable the Company to prepare its own financial statements and regulatory reporting Assistance at the direction of the Company and/or the Purchaser for any external audit or regulatory examination. Direct audit costs will be the responsibility of the Company.
Tax	Tax Reporting	Preparation of VAT returns on behalf of the Company through October 31, 2009. Seller is aware of tax law changes that become effective January 1, 2010, however we have not

		determined impact to our processes or modified our systems to accommodate any changes. Seller will coordinate efforts to provide Purchaser the information to transition the return preparation in an orderly and efficient manner. Preparation of the corporate tax computations and returns fro the year ended 31 December 2009 at the cost of the Company and/or the Purchaser for any external tax compliance or consulting.
Treasury	Cash Management, Bank Reconciliations	Make cash movements as authorized by the Company from a bank account owned by the Company with authority granted to the Seller. Prepare bank reconciliations according to a schedule agreed upon between the Company and the Seller.
Administrative Services	Security and Life Safety, Mail Services, Distribution Services, Print Services	Provide security and life safety services to the Company while resident in the home office in Canary Wharf. Branch consulting for security and life safety issues. Provide leadership and support, vendor oversight, functional expertise and process oversight for mail, distribution and print services.

Charges: the sum of £23,800 per month

Schedule 2

Client Programs

Temporary applications made available to the Company for the Transition Period or until the decommissioning of Global Switch, whichever occurs first.

Application	Brief Description	Service
Joneslink	Web framework for access to static content, dynamic content and applications.	This provides the branches with information regarding processes, procedure, research and firm policies. Since they would continue to be on the Tarot platform and doing business as usual they would need to continue to use this.
JCMS	EDJ Calendar and activity system	This is where the branch records their appointments and notes from appointments.
Quotes and Research	Real time and delayed quotes and research information	Used for the equity and MFD business they would need to continue to use this.
Communication Systems Window	EDJ 3270 emulator	This works in conjunction with Request Respond below and is required.
Request Respond	CICS instant messaging	This is an internal system that we make notifications to the branches regarding Corp Actions. It also allows us to then accumulate the responses in order to process them correctly.
Portfolio	Assets under care and external asset retention	This is a system that provide the branch with a view of the clients entire portfolio (inclusive of off-book assets, if the branch manually adds) This is used by the branch in client meetings and client annual reviews.

Application	Brief Description	Service
Pro AFP (Crawford Technologies)	Conversion software used for converting to PDF files for use with Online Viewing of Statements	This is the software that is used in order for us to display client statements and CTV on Jones net for FA and BOA Viewing.
Online Filing Cabinet - Stellant Imaging System	Organizational portal for scanned documents	This is part of the imaging system that categorizes the types of documents and then put them into the appropriate status for the Operations area and other areas to view and work if necessary.
PeopleSoft	Human Resources and Financials	Payroll and Financial reporting.
Training Software (GEO Learning)	3rd party vendor for on line training	Will depend upon what training is actually happening.
Asset Management	Organization off tracked assets	Tracks all of the assets (Tablets, desktops etc).
Service Center	Service ticketing system	System used to track issues with the system.
Service Request	Online service request system	System that allows the branch to put in a request and question that they need a response to. Provide tracking and aging.
Quality Center	Measurement/status of systems under development	Stores our test scripts for system upgrades.
Morningstar Hypos	Hypotheticals	Provides information and quotes and hypotheticals.
Word Power	Compliance approved letter generation and Suitability Letter template generation;	Used for suitability letters for retirement and insurance products.

Application	Brief Description	Service
List Manager	Generate mailing and call list from predefined client information	This provides a way for the branches to generate list of clients that can be used to market a specific product or service.
Office Management	Forms for running branch office	Office Management provides links to forms and instructions for the day to day administration of a branch office.
FA Performance Summary	FA measurement	Shows charts of FA performance, commission earned etc.
Tax Vouchers	Tax voucher production system	Regulatory required listing of income earned for client self reporting to the Inland Revenue.
Intercom	Branch interoffice instant messaging	Allows smooth flow of information from the FA to BOA.
Directory	Internal directory assistance	Provide a list of all associates extensions.
Calculators	Retirement, investment return and fee calculators	Needed for business as usual for commission based accounts up to conversion.
Relationship Manager	Client relationship view	Allows the branches to add additional information that can be used to determine client needs, also a portal to other systems.
Webline (UK Specific)	Life insurance quotation system	Used for Retirement & Insurance comparisons and portal to Life companies extranets.
Autosys	Execution of batch jobs in open systems	Used to run our batch jobs and reports automatically.
Microsoft Exchange	2003	Used for the processing of email.
Active Directory	User commissioning	Active Directory is the user provisioning, role repository and query system.

Application	Brief Description	Service
CBT Certification - FA UK Exams	FA Licensing	Certification tool for CBT.
Commissions	Calculate FA compensation	Centralizes commission calculations for the purpose of FA compensation.
Jones Associate Connection	Front end to PeopleSoft HR	JAC provides an interface for HR, benefit, payroll and general associate information.
Zantaz	Email Archive	Email retention
Orchestria	Email surveillance tool	Automated email surveillance for policy compliance.
Voice Recording (Verint)	Records calls made from BOAs and Advisers	To review quality and performance of teams
Autoteam	IS employee hour tracking system	Tracks time related to an associate's activities.
Unipass	UK insurance	Allows the branch offices to have only one user-id for all Insurance Product Providers. It is a digital certificate installed on the FA, BOA and some HO associates desktop
Radia	Software delivery	Automated software distribution, installation and management for end-user devices and servers.
Internet Access		Access to outside information and product provider sites

Application	Brief Description	Service
Success Factors	Associate objectives and reviews	Online system for responsibility statements and objectives. Trimester reviews and annual reviews. If unable to obtain the right for the Company to use the Success Factors system, the Seller will provide a manual work around to provide the data for the Company's employees employed as of the Completion Date.
FSReview/FSPEND	Field Supervision trade supervision and tracking tool	Automated supervision system which sends requests for further details when activity in a client account does not meet their stated objectives.
KYFA	Know your financial adviser supervision tool	Additional supervision tool that allows the recording of notes regarding each individual Financial Advisor.
EBAS	Electronic branch audit system	Used for a face to face branch audit
Paybills	Branch bill payment	Online bill paying system for branches expenses.
FTP	File Transfer Protocol	Used to transmit reports and files from the UK to US and vice versa. Also the delivery protocol for reports from the Tarot system.
Reporting Tools	Access to Hyperion or other reporting tools to obtain data on client, management information and monthly reports	Provides ability to access current report set and potentially request ad hoc reports

Charges: the sum of £82,300 per month

Schedule 3

Branch Accounting Services

Pre-Conversion Services:

Area	Brief Description	Service Description
Branch Accounting Service	Service to branches (responding to queries) on Commission, Earnings, Expenses, PayBill, P&L, Payroll, Bonus and Reimbursement topics	Respond to ongoing queries.

Charges: the sum of £2,700 per month

Conversion Services:

No specific conversion services anticipated.

Post- Conversion Services:

Area	Brief Description	Service Description
Branch Accounting Service	Service to branches (responding to queries) on Commission, Earnings, Expenses, PayBill, P&L, Payroll, Bonus and Reimbursement topics	Respond to ongoing queries regarding activity that happened prior to conversion.

Charges: the sum of £2,700 per month

Schedule 4

IS Services

IS Service	IS Service Description
Infrastructure Helpdesk	Call center for branch and HQ calls related to sign on, equipment and infrastructure questions and problems. This includes logging, tracking of errors and resolutions and IT requests.
Network Services	All network design support and implementation globally. Including but not limited to the management of the network and call recording. Call recording shall be available for associates receiving calls in the Edward Jones home office and shall end completely when the Edward Jones UK home office is abandoned.
Field Services	Provide field tech coordination for problem resolution, installation and projects.
Business Services	Provide all software development, implementation and support for internal and external user applications. This includes Jones and vendor developed applications. It also includes client reporting and web access to Edward Jones web sites.
Facilities Services	Cable and physical infrastructure for HQ campuses and datacenters. Interface with property management and Firm Facility Services
Conversion Services	Specific services needed to convert Edward Jones data to Towry law. This does not include undiscovered additional third party vendor cost associated with the conversion task.
Data Services	Provide all database, design, retention, management and regulatory items related to data Edward Jones is responsible for.
Security Services	Provide user provisioning, system access, system monitoring for threats and risk and anti virus protection.
Human Resource Services	Provide all HR functionality for IS Associates.
System Operations Center services	Provide all system monitoring, availability management (service level management), automated fault logging, incident management, problem management and configuration management.

IS Service	IS Service Description
Quality Assurance Services	Provide testing and assistance for system implementations to production. QA includes change management for production implementations.
Ancillary Services	Various support services for the daily operation and availability of Edward Jones systems. For example, IS Communications coordinates formal communication between Edward Jones and the rest of the Firm.
Leadership services	Those IS resources necessary to successfully transition Edward Jones to Towry Law.
Distributed Computing Services	All services related to the design, implementation and support of non mainframe hardware and operating systems including but not limited to client devices such as laptops, desktops and tablets. A portion of these services may be provided via HPCDS, which is an Edward Jones Limited supplier and will be the responsibility of Towry Law, but Edward Jones will manage the HPCDS relationship until conversion. Post conversion, Towry Law agrees to re-image all laptops, desktops and tablets for the purpose of removing all software Edward Jones has licensed or provided for use by Towry law prior to and including conversion. All re-imaging will be complete prior to the end of the Transition Service Agreement. This service also includes email, email surveillance and email archiving. For the life of the TSA, triggers for surveillance for Edward Jones electronic communication policy violations will be directed to Towry Law for investigation and remediation. Edward Jones reserves the right to remove email or system access for any user in violation of Edward Jones policy.
Data Storage Services	Services for the maintenance and safeguarding of all storage and devices related to storage. This includes but is not limited to spinning disk, Write Once Read Many storage and tape.
PMO Services	Provide project management for projects related to the transition of the UK business to Towry Law. Business analyst and projected leaders to be sourced from the PMO. PMO provides IT financial tracking and interfaces to Edward Jones finance and sourcing

IS Service	IS Service Description
	departments.
Enterprise Technology Services	Provide access to system architects for the purpose of technical leadership during transition.
Mainframe Services	Services related to hardware, operating systems, maintenance and support related to the mainframe.
Knowledge Transfer	Provision of individuals to provide knowledge transfer and training including relevant documentation to support the transition and cutover to a full Towry Law Run service.

Charges: For the Transition Period the Services contained in this Schedule 4 will be performed for the sum of £45,700 per month. This amount is a blended rate and as such, and notwithstanding anything contained in the Transition Services Agreement, this Schedule cannot be terminated for the Transition Period. For avoidance of doubt, in the event this Schedule is terminated prior to expiry of the Transition Period, the charges of £45,700 per month will continue to be due and owing for the period through to the end of the Transition Period.

Schedule 5

Operations Services

Operations – Pre Conversion (the period between the Completion Date and the date of conversion from Tarot to Towry Law Platforms)

Area	**Key Responsibilities**	**Description of Service**
Cash	Anti Money Laundering	UK AML reports; review for AML; various cash control reports for UK
	Cash Disbursements	Support money movement out of Edward Jones Limited (EJL), including reviewing documents, Approval & Verification of Cheques and EFTs
	Cash Receipts	Support money movement into EJL including processing Wired Funds, Employee Deposit Report & Adjustments, Check Review, Returned Checks, Bank Depository Setup & Relationship
	Money Market	Provide support for the Premier Cash Fund trade processing and settlement; reconciliations; monitoring and review
	Intl Client Tax Reporting	Tax reporting to clients and regulatory bodies
	JonesLink	Publish JonesLink Content. Joneslink is EJL's intranet containing information used by the branch offices.
	Statements	Support Statement production, service, communication, quality assurance
Retirement	ISA Administration & SIPP Processing	Administration of EJ ISA accounts inclusive of all required tax reporting and fee charging and reconciliation. SIPP administration in conjunction with Suffolk Life (and Capita) along with charging SIPP Fees and reconciliation.
Account, Trade, Security Proc	Corporate Action & Distribution	Provide support for Dividend Reinvestment, Voluntary Offers, Pound Cost Average (PCA), Mandatory Exchanges, and Scrip Dividends
	International Operations	Support UK Operations (Cash Functions, Dividend Distributions, Mutual Fund Reconciliations, depository reconciliation)
	Security Processing	Perform daily bank (cash) reconciliation
	Trade Operations	Execute trades in US securities for UK clients in US trade system.
	Estates	Review and processing of Firm Name Estates Transfers; Probate Valuation Reviews & Statistics
	Imaging	Validating faxed images through Stellent (EJ imaging system); Answering inquiries concerning documents
Customer Account Transfer/Insurance	Customer Account Transfer	Process and follow up on Transfers In and Out with other financial institutions.
	Insurance	Application processing and service

Note: The Company currently receives approximately 150 transfer out requests per week, which are processed by the Seller. In the event that a number of current financial advisors leave the Company and join competitors, this number may increase significantly. If the number of transfer out requests per week increases by more than 30% percent, additional support will be needed to process this increased volume. The Seller will increase the pricing by £2,700 for each incremental 30 percent increase over 150 transfer out requests per week.

Re-registration of assets will be the responsibility of the Company. The Seller will assist in this process by providing all information necessary to re-register the assets. The Company is responsible for any processing errors and market loss on trade corrections that occur in the normal course of business.

Charges: the sum of £128,200 per month

Operations – Conversion (the process to convert data from Tarot to Towry Law Platforms)

Area	Key Responsibilities	Description of Service
All Ops Areas	Provide subject matter expertise	Areas responsible for day to day processing will provide support to the conversion team to assist in the conversion related activities (data mapping, mock conversions, transfer of custodian /trustee on ISA and SIPPs etc.).
Conversion Project Leader	Coordinate the data and account conversion	Project leader will be primary contact point for the Company on the 4/30/10 data conversion. Project team of functional experts (see list in Pre-conversion above) will provide technical support to assist in data mapping.
Broadridge	Data conversion	The Company will be responsible for all costs associated with the conversion of data from Tarot to the SEI system. The Seller and the Company shall work together to determine how much Broadridge support will be necessary to support this transition.
Liquidation Team	Process the smooth and orderly transition of client accounts from Edward Jones Limited to Towry Law Proposition	A group will be established based upon projected volumes to handle the account by account movement of assets and agreements from Edward Jones Limited to Towry Law. Process and information to be passed is to be determined. IS support may be needed to create automation to efficiently move existing account information electronically between the Tarot and SEI systems.

Note 2: The staffing of the liquidation team will be determined based upon actual volumes. The Company and the Seller will mutually agree on how and where (UK or US) to staff this team. It is estimated that approximately 1,000 liquidations can be processed per month by an associate. In the event that US based Seller associates are needed to support this process, the Seller will be reimbursed £2,700 per month. For each 30% incremental increase in volume, the Seller will be reimbursed an additional £800 per month.

Operations – Post Conversion (Support after conversion activity on the Tarot system)

Area	Key Responsibilities	Description of Service
Cash	Cash Receipts	Process Wired Funds (trailing dividends)
	Intl Client Tax Reporting	Tax reporting to clients and regulatory bodies (CTV's) and final US 1099 reporting for 2010 (which may occur after expiry of the Transition Period as per clause 12.3 of the Agreement).
	Statements	Statement production, service, communication, quality assurance
Retirement	ISA Administration & SIPP Processing	Create final tax reporting for HRMC regarding ISA Admin.
Account, Trade, Security Proc	Corporate Action & Distribution	Process any trailing dividends
	International Operations	Support Towry Law with remaining clean up / questions

Charges: the sum of £56,300 per month

Note 3: The staffing post conversion may increase or decrease post conversion based on volumes. If there is a substantial increase or decrease, the parties will negotiate in good faith a change to the Charges.

Schedule 6

Research Services

Services for 6 months:

Area	Key Responsibilities	Service Description
Client Solutions	Equity research (Client and Adviser facing material)	• Written opinions on the individual shares we follow, updated as necessary and usual, but no less frequently than every 30 days. • Written guidance on major industry and market fluctuations as requested
	Fixed Income research (Adviser facing material)	• Maintain an adequate supply of approved fixed income bonds • Provide written guidance on changes to fixed income recommendations as necessary and usual
	Mutual fund research (Adviser facing material)	• Review and monitor fund parent company investment philosophy and process and make recommendations as necessary and usual • Review and monitor fund and fund manager performance and make recommendations as necessary and usual
	Life Assurance research (Adviser facing material)	• Review and monitor parent company financials and make recommendations as necessary and usual • Review and monitor products for changes and make recommendations as necessary and usual
	Capital Investment Bond research (Adviser facing material)	• Review and monitor fund parent company financials and make recommendations as necessary and usual • Research sub-fund and sub-fund manager performance and make recommendations as necessary and usual
	Pension and SIPP research (Adviser facing material)	• Review and monitor parent company financials and make recommendations as necessary and usual
	Investment Policy Advisory Committee (IPAC) research and guidance. (Client and Adviser facing material)	• Written guidance on any changes to overall investment strategy as necessary and usual

Charges: the sum of £45,000 per month

Schedule 7

Human Resources Services

Pre-Conversion Services:

Area	Key Responsibilities	Service Description
HR Systems & Records	PeopleSoft processing, personnel files – Paper in US, terminations processing, salary actions and position changes – BOA, FA & HO. Process payroll and all other employment support for UK associates	PeopleSoft processing for associate activities
Assoc. Relations/ UK HR	UK Associates currently supported by UK HR. UK HR follow-up on inappropriate email. Associate Tribunals and associate employment decisions. OD efforts. Coordinate trimester bonus (HO & BOA) and approved pay adjustments for HO associates. Maintain competitive HO / Branch pay structures. FA Commissions, Maintain salary structures in PS and answer associate questions. Payroll and bonus payment support with finance.	Associate Relations Payroll administration (Finance)
Benefits	Profit Sharing administration and communication, Private medical management, Childcare voucher administration, Eye care reimbursement, Provide service support to answer questions from leaders and associates.	Benefits administration
Talent Management	Success Factors – Associate objectives and reviews. Leader & associate development. If unable to obtain for the Company the right to use the Success Factors system the Seller will provide a manual work around to provide the data for the Company's employees employed as at the Completion Date.	Performance management

Charges: the sum of £8,400 per month

Post- Conversion Services:

Area	Key Responsibilities	Service Description
HR Systems & Records	PeopleSoft processing, personnel files – Paper in US, terminations processing, salary actions and position changes – BOA, FA & HO associates. Remove assess to all PS and SF systems and end of TSA. Systems and record processing continue at closing	PeopleSoft processing for associate activities
Associate Relations	None	
Benefits	Benefits administration full support until end of UK tax year - April 5, 2010 (LifeWorks EAP , Pension scheme administration, Group Life Assurance scheme, Profit Sharing administration and communication, Private medical management, Childcare voucher administration, Eye care reimbursement, Provide service support to answer questions from leaders and associates)	Benefits Administration
Compensation	Payroll administration until end of UK tax year (April 5, 2010)	Payroll Administration

Charges: the sum of £6,700 per month

Schedule 8

Seller Employees

are the individuals specified below: (each a **Seller Employee**):

"Long Term Secondees"	Tim Kirley;
"30 Day Secondees"	Tim Neiman and Brian Donaldson;
"60 Day Secondees"	Laura Ellenhorn, Justine Reed and Vanessa Halim;
"90 Day Secondees"	Carol Wechsler, Tim Burke, and Neil Homer.

Carol Wechsler is the **Identified Secondee** for the purpose of Clause 16.

Schedule 9

Clause 8.7

Pursuant to Clause 8.7 it is expressly acknowledged and agreed that:

Software Licences

In the event that the Seller identifies any software used by the Group at Completion under a master license in the name of the Seller, the Seller shall provide such assistance as the Company may reasonably require during the Transition Period to transfer or replace all such licences to use software currently used in the Group to the extent they exclusively relate to the business of the Company.

Seller Contracts

In the event that the Seller identifies any Information Technology used exclusively in the Group at Completion, which is in the possession of the Group (the "**Group IT**"), at Completion but has been purchased under agreements between the Seller and the relevant supplier ("**Supplier**").

For the avoidance of doubt,

(i) to the extent any Group IT is not owned by the Company, the Seller hereby assigns (or shall procure the assignment of) all right, title and interest in the Group IT to the Company;

(ii) to the extent any Group IT is dependent on a licence entered into between the Supplier and the Seller, the Seller shall use reasonable endeavours to procure the benefit of such licence for the Company for the term of the Transition Period; and

(iii) the Seller shall provide to the Company such assistance as the Company may reasonably require to enable the Company to pursue (through the Seller) any claim against any Supplier arising under such agreements in connection with Group IT.